Exhibit 99.2

[●], 2024

WHITEHAWK – EQUITY HOLDINGS GP, LLC

2000 Market Street, Suite 910

Philadelphia, PA 19103

Re:	WhiteHawk – Equity Holdings, LP

Dear Sir or Madam:

In anticipation of our entry into that certain Limited Partnership Agreement (the “Partnership Agreement”) of WhiteHawk – Equity Holdings, LP (the “Partnership”), dated as of [●], 2024, by and among WhiteHawk – Equity Holdings GP, LLC (the “General Partner”), and each person admitted to the Partnership as a limited partner (each, a “Limited Partner”), we, as a Limited Partner, hereby confirm to you (and covenant to you), the following:

1.	the General Partner shall have the sole and exclusive right to manage and control any and all matters in connection with the voting and disposition of any securities of every kind and nature (including any stock, equity, debt, notes, evidence of indebtedness, instruments or other securities, or rights convertible into or exchangeable or exercisable for such stock or such other equity, debt, notes, evidence of indebtedness, instruments or other securities or any options, contracts, rights or similar arrangements to acquire any of the foregoing) of PHX Minerals Inc. (“PHX”), including, for the avoidance of doubt, any shares of common stock of PHX, par value $0.01666 per share (such securities, the “PHX Securities”), contributed to and/or held by the Partnership, and that we, as a Limited Partner, shall have no voting or dispositive powers with respect to the PHX Securities held by the Partnership;

2.	we, as a Limited Partner, shall not, and shall cause our controlled Affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended) not to, directly or indirectly, (a) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition, sale, assignment, transfer, encumbrance or other disposition of, any PHX Securities (or any beneficial ownership therein or portion thereof) or consent to any of the foregoing, or (b) grant any proxies, powers of attorney, or any other authorizations or consents, or enter into any voting trust or other agreement or arrangement with respect to the voting of any PHX Securities previously held by us or our controlled Affiliates and contributed to the Partnership; and

3.	we, as a Limited Partner, shall notify the General Partner of any violation of paragraph 2 above of this letter agreement by us or any of our controlled Affiliates within one business day of becoming aware of such violation.

This letter agreement will be effective as of the date first set forth above and shall remain effective until the termination of the Partnership Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed as of the date first written above.

LIMITED PARTNER

[●]

Acknowledged by:

GENERAL PARTNER:

WHITEHAWK – EQUITY HOLDINGS GP, LLC

By:
Name: [●]
Title: [●]